NOVEN AMENDS STOCKHOLDER RIGHTS PLAN,
INCREASING TRIGGER PROVISION TO 20%

Miami, FL, March 18, 2008 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced that its Board of Directors has approved an amendment to the company’s Stockholders Rights Plan (the “Plan”).  The amendment increases the stock ownership threshold that would cause rights issued under the Plan to become exercisable from 15% of shares outstanding to 20% of shares outstanding.  No other changes were made to the Plan.

“The amendment provides Noven’s individual stockholders, if they choose, the ability to acquire Noven shares equal to less than 20% of shares outstanding, without meaningfully diminishing the protections that the Plan is intended to afford stockholders as a whole,” said Jeffrey F. Eisenberg, Noven’s Executive Vice President & Interim Chief Executive Officer.

The amendment to the Plan is effective today, March 18, 2008.  The Plan was originally adopted in November 2001, and by its terms remains in effect through November 2011.  The purpose of the Plan is, among other things, to protect company stockholders in the event of takeover activity that would deny them the full value of their investment.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a specialty pharmaceutical company engaged in the research, development, manufacture, marketing and sale of prescription pharmaceutical products.  Noven’s commercialized transdermal products utilize its proprietary DOT Matrix® drug delivery technology and include Vivelle-Dot® (estradiol transdermal system), the most prescribed estrogen patch in the U.S., and Daytrana™ (methylphenidate transdermal system), the first and only patch approved for the treatment of ADHD.  Oral products currently offered through the Noven marketing and sales infrastructure consist of Pexeva® (paroxetine mesylate) and Lithobid® (lithium carbonate).  Developmental products in psychiatry consist of Stavzor™ (delayed release valproic acid capsule), Lithium QD (once-daily lithium carbonate), and Stavzor™ ER (extended release valproic acid capsule).  The development program in women’s health consists of Mesafem™ (low-dose paroxetine mesylate), a non-hormonal product scheduled to enter Phase 3 clinical trials for vasomotor symptoms (hot flashes).  See www.noven.com for additional information.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements.  Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Noven’s control.  For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K as well as other reports filed from time to time with the Securities and Exchange Commission.  Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916